Exhibit 99.1

Devon Energy Corporation
20 North Broadway
Oklahoma City, OK 73102-8260
News Release

Investor Contact	Shea Snyder	405 552 4782
Media Contact	Chip Minty	405 228 8647
DEVON ENERGY ANNOUNCES CHANGE TO ITS BOARD OF DIRECTORS
OKLAHOMA CITY — February 17, 2011 — Devon Energy Corporation (NYSE:DVN) today reported that J. Todd Mitchell will not stand for reelection to the company’s board of directors at the expiration of his current term. Mr. Mitchell’s decision was based on his desire to devote more time to his family and the increased demands on his time from his active role in his family enterprise. He will fulfill his term through the annual shareholders meeting on June 8, 2011.
“My tenure on Devon’s board has been a great experience,” commented Mr. Mitchell. “I hold the company’s board of directors and management team in the highest regard, and I look forward to continuing my relationship with the company as a shareholder.”
“Todd’s valuable insight and keen business acumen have contributed to Devon’s success during his nine year tenure,” said Larry Nichols, Devon’s Executive Chairman. “We owe Todd a debt of gratitude for his service and we will miss him deeply.”
Mr. Mitchell has served on Devon’s board since 2002. Todd Mitchell currently serves as president of Two Seven Ventures LLC, a private energy investment company. Prior to that Mr. Mitchell served as president of GPM Inc., a family-owned investment company, from 1998 to 2006, and as vice president for strategic planning from 2006 to 2007. He was on the board of directors of Mitchell Energy & Development Corporation from 1993 to 2002.
Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.
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